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                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

NOTIFICATION OF LATE FILING

                                                     S.E.C. File Number 0-17756
                                                        Cusip Number  210446308
(Check One)

[X] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q and Form 10-QSB [ ] Form N-SAR

FOR PERIOD ENDED :  DECEMBER 31, 1999..........................................

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended................................................

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         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: .......................

 ...............................................................................

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PART I - REGISTRANT INFORMATION

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         Full Name of Registrant
         CONSULIER ENGINEERING, INC.

         Former Name if Applicable
         ......................................................................

         Address of Principal Executive Office
         169 TEQUESTA DRIVE #31E
         TEQUESTA, FL  33469

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PART II - RULES 12b-25 (b) AND (c)

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 [x] If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

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         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         (b) The subject annual report on Form 10-KSB will be filed on or before the fifteenth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE

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State below in reasonable detail the reasons why Form 10-KSB or portion thereof could not be filed within the prescribed time period:

The registrant's independent auditors, BDO Seidman, LLP, require additional time to complete their audit procedures in order to release their audit opinion.

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PART IV - OTHER INFORMATION

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         (1)  Name and telephone number of person to contact in regard to this notification:
                  RALPH D. BUTLER                     (561) 842-2492

         (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                             [X]  Yes  [ ]  No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                             [ ]  Yes  [X]  No

          If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

 ...............................................................................

                           CONSULIER ENGINEERING, INC.
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date      MARCH 29, 2000                 By   /s/  Ralph D. Butler
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                                              RALPH D. BUTLER, CHIEF FINANCIAL
                                              OFFICER, SECRETARY AND TREASURER



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March 29, 2000


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Gentleman:

This letter is written in response to the requirement of Rule 12b-25(c) under the Securities Exchange Act of 1934 and in satisfaction of item (c) of
Part II of Form 12b-25.

We are the independent auditors of Consulier Engineering, Inc. (the "Registrant"). The Registrant has stated in Part III of its filing on Form 12b-25 that it is unable to timely file, without unreasonable effort or expense, its Annual Report on Form 10-K for the year ended December 31, 1999 because our Firm has not yet completed our audit of the financial statements of the Registrant for the year ended December 31, 1999 and is therefore unable to furnish the required opinion on such financial statements.

We hereby advise you that we have read the statements made by the Registrant in
Part III of its filing on Form 12b-25 and agree with the statements made therein. We are unable to complete our audit of the Registrant's financial statements and furnish the required opinion for a timely filing because of the reasons stated therein.


Very truly yours,

BDO Seidman, LLP